UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2014 (May 1, 2014)

MEDIA GENERAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-6383	54-0850433
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 E. Franklin Street Richmond, Virginia		23219
(Address of principal executive offices)		(Zip Code)

(804) 887-5000

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On May 1, 2014, Media General, Inc. (the “Company”) and certain of its stockholders (the “Selling Stockholders”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Wells Fargo Securities, LLC, as representative of the underwriters named therein (the “Underwriters”). Pursuant to the Underwriting Agreement, the Selling Stockholders sold 4,845,447 shares of the Company’s voting common stock to the Underwriters who resold them to the public. The Underwriting Agreement contained customary representations, warrantees and agreements of the parties. The Company and the Selling Stockholders agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as emended, and to contribute to payments the Underwriters may be required to make because of those liabilities. The offering contemplated by the Underwriting Agreement closed on May 7, 2014.

Certain of the Underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company for which they received or will receive customary fees and expenses. Affiliates of the Underwriters, including Wells Fargo Bank, National Association, SunTrust Bank and RBC Capital Markets, LLC are lenders under the Company’s credit agreement. RBC Capital Markets, LLC is advising the Company on the acquisition of LIN Media LLC and has agreed to provide financing in connection therewith.

A copy of the Underwriting Agreement is contained in Exhibit 1.1 hereto, which exhibit is incorporated by reference into this Item 1.01. The above description is qualified in its entirety by reference to such exhibit.

Item 9.01.	Financial Statements and Exhibits

Exhibit Number	Description

1.1	Underwriting Agreement, dated as of May 1, 2014, by and among Media General, Inc., certain selling stockholders named therein and Wells Fargo Securities, LLC, as representative of the several underwriters named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 7, 2014	MEDIA GENERAL, INC.

	By:	/s/ James F. Woodward
	Name:	James F. Woodward
	Title:	Senior Vice President – Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

1.1	Underwriting Agreement, dated as of May 1, 2014, by and among Media General, Inc., certain selling stockholders named therein and Wells Fargo Securities, LLC, as representative of the several underwriters named therein.